Exhibit 99.1

Financial Institutions, Inc.

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Announces Retirement of
CFO Kevin B. Klotzbach

WARSAW, N.Y. – April 30, 2018 – Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”), parent company of Five Star Bank (the “Bank”), Scott Danahy Naylon, LLC and Courier Capital, LLC, announced today that Kevin B. Klotzbach will retire as Chief Financial Officer effective March 31, 2019. Mr. Klotzbach will continue to serve as Treasurer through December 31, 2019.

President and Chief Executive Officer Martin K. Birmingham said, “It has been an honor working with Kevin and I could not have asked for a better partner with his impressive breadth of knowledge and experience in banking, finance and treasury. As Chief Financial Officer, Kevin has put our company on a stable financial foundation characterized by strong levels of liquidity and capital. An important milestone during his tenure as CFO was the expansion of our business model through the strategic acquisition of our fee-based businesses. Kevin’s leadership, focus on strategic priorities and the timing of this announcement will ensure a smooth and orderly transition that will help us continue our focus on driving strong results on behalf of shareholders”.

Mr. Klotzbach joined Five Star Bank in 2001 as Vice President and Treasurer. He was promoted to Senior Vice President in 2005 and was named Executive Vice President, Chief Financial Officer and Treasurer of the Bank and the Company in April 2013. Previously, he actively managed fixed income portfolios at several other financial institutions, including Merrill Lynch Asset Management and Empire of America.

Chief Financial Officer Kevin B. Klotzbach said, “The past 17 years have been some of the most rewarding of my career, due in large part to the talented people I have worked alongside with at Financial Institutions, Inc. and Five Star Bank. As CFO for the last five years, we have accomplished a lot in support of a strong shareholder experience including diversifying our business, growing the bank and strengthening our balance sheet. While I am looking forward to having more time to fulfill personal goals, I remain fully committed to assuring that our company thrives during a thoughtful and seamless transition”.

About Financial Institutions, Inc.
Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, Scott Danahy Naylon and Courier Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. Scott Danahy Naylon provides a broad range of insurance services to personal and business clients across 45 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 650 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

For additional information contact:
Shelly J. Doran
(585) 627-1362
sjdoran@five-starbank.com